Lawson Products Reports First Quarter 2014 Results

Sales Growth Continues
Sales Force Expansion Accelerates in 2014

CHICAGO, April 24, 2014 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2014.

Michael DeCata, president and chief executive officer, commented, “We continued to make progress this quarter as both our total net sales and average daily sales improved over last quarter. Expanding our sales team continues to be a top priority and this quarter we added 30 sales reps. We are continuously improving our hiring, onboarding and training processes and are successfully attracting high-quality, experienced sales representatives to our organization. We plan to continue our sales force expansion.

“During the quarter we continued to streamline our operations. We finalized the sale of our non-core ASMP subsidiary. We also entered into a commitment to sell our Reno distribution center and leaseback only the portion we've been utilizing since the sale of Rutland Tools in 2010. This transaction is expected to provide net cash of approximately $8.4 million in the second quarter and will result in future operational savings. The operational investments and process improvements our team has made are yielding positive results. We remain highly committed to driving operational efficiencies while keeping our customer service levels high. With our previous investments in place we now have the platform to support sustainable, long-term sales growth and improved financial results," continued Mr. DeCata.

Financial Highlights

•	Net sales increased 3.0% to $69.2 million in the first quarter of 2014, compared to $67.2 million in the first quarter a year ago.

•	Average daily sales also increased by 3.0% in the first quarter of 2014 compared to the prior year quarter.

•	The first quarter ended with 836 sales representatives, an increase of 30 during the quarter and the fourth consecutive quarter with a net sales rep increase.

•	Adjusted non-GAAP operating results improved by $0.8 million in the first quarter of 2014 compared to 2013 (See reconciliation in Table 1).

First Quarter Results

Net sales for the first quarter of 2014 were $69.2 million versus $67.2 million for the first quarter of 2013.
Average daily sales increased 3.0% to $1.098 million in the first quarter of 2014 from $1.067 million in the first quarter of 2013, and also increased 1.9% over the $1.078 million reported in the fourth quarter of 2013. The first quarter of both 2014 and 2013 included 63 selling days, compared to 61 selling days in the fourth quarter of 2013.

As new sales representatives are added, we anticipate a short-term decrease in average sales per sales representative per day, as new representatives build up customer relationships in their territories. This was reflected in the decline of sales per sales representative per day to $1,341 in the first quarter of 2014 compared to $1,400 in the first quarter of 2013 and $1,358 for the fourth quarter of 2013.

Gross profit for the period as a percentage of sales improved to 59.6%, compared to 59.2% in the first quarter of 2013, primarily due to lower outbound freight expense.

SG&A expenses decreased to $43.1 million or 62.2% of sales for the first quarter of 2014 from $43.3 million or 64.5% of sales in the same period last year. The decrease was primarily due to a non-recurring $1.2 million expense for a national sales meeting conducted in the first quarter of 2013 which was not held in 2014, lower health insurance costs, and the Company's continued focus on cost controls. These decreases were partially offset by severance and increased costs of hiring and onboarding new sales representatives. During the first quarter of 2014, the Company recorded a $2.9 million non-cash impairment loss related to the sale/leaseback of its Reno distribution center.

Excluding stock-based compensation, severance, the impairment charge and costs related to the 2013 national sales meeting, adjusted non-GAAP operating income was $0.1 million for the first quarter of 2014 compared to an adjusted operating loss of $0.7 million in the first quarter of 2013 (see reconciliation in Table 1). The improvement was primarily related to improved sales and gross margin percentages, partially offset by the cost of hiring and onboarding new sales representatives. Inclusive of the $2.9 million impairment loss on the Reno distribution facility, the operating loss for the first quarter of 2014 was $4.7 million compared to a loss of $3.5 million in the first quarter of 2013.

The net loss for the first quarter of 2014 was $3.0 million, or $0.34 per diluted share, as compared to a net loss of $3.2 million, or $0.37 per diluted share, for the same period a year ago.

First Quarter Corporate Highlights

•
Completed the sale of substantially all of the assets of the Company’s wholly-owned subsidiary, Automatic Screw Machine Products Company, Inc., for net proceeds of $12.1 million. The transaction closed on February 14, 2014.

•
Successfully entered into a letter of intent to sell the Reno distribution center for $8.7 million. As part of the transaction, the Company will enter into a 10-year lease for approximately one-half of the building which is the current space being utilized since the sale of Rutland Tools in 2010. Although a $2.9 million non-cash impairment charge related to the property was recognized in the first quarter of 2014, the Company will receive net cash of approximately $8.4 million in the second quarter and expects to realize net operating savings throughout the lease term.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss first quarter 2014 results at 9:00 a.m. EDT on April 24, 2014. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through May 31, 2014. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2014.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2013, Form 10-K filed on February 20, 2014. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$69,204	$67,213
Cost of goods sold	27,926	27,399
Gross profit	41,278	39,814

Operating expenses:
Selling expenses	21,280	21,607
General & administrative expenses	21,797	21,737
Total SG&A	43,077	43,344
Impairment loss	2,914	—
Operating expenses	45,991	43,344

Operating loss	(4,713)	(3,530)

Interest expense	(244)	(213)
Other expenses, net	(148)	(61)

Loss from continuing operations before income taxes	(5,105)	(3,804)
Income tax benefit	(783)	(200)

Loss from continuing operations	(4,322)	(3,604)
Income and gain from discontinued operations, net of income taxes	1,367	381
Net loss	$(2,955)	$(3,223)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$(0.50)	$(0.42)
Discontinued operations	0.16	0.05
Net loss per share	$(0.34)	$(0.37)

Basic and diluted weighted average shares outstanding	8,659	8,606

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$988	$698
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	32,904	30,221
Inventories, net	43,351	45,774
Miscellaneous receivables and prepaid expenses	4,829	4,393
Deferred income taxes	5	5
Property held for sale	8,439	—
Discontinued operations	—	8,960
Total current assets	91,316	90,851

Property, plant and equipment, net	45,588	58,974
Cash value of life insurance	9,300	9,179
Deferred income taxes	54	54
Other assets	465	481
Discontinued operations	—	406
Total assets	$146,723	$159,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$11,635	$16,078
Accounts payable	10,040	14,787
Accrued expenses and other liabilities	22,579	23,521
Discontinued operations	1,150	564
Total current liabilities	45,404	54,950

Security bonus plan	15,865	16,143
Financing lease obligation	10,028	10,223
Deferred compensation	5,530	5,867
Deferred rent liability	4,858	4,961
Other liabilities	2,166	1,889
Total liabilities	83,851	94,033

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares, Issued – 8,670,512 shares and Outstanding – 8,658,885 shares	8,671	8,671
Capital in excess of par value	7,959	7,799
Retained earnings	44,689	47,644
Treasury stock – 11,627 shares	(187)	(187)
Accumulated other comprehensive income	1,740	1,985
Total stockholders’ equity	62,872	65,912
Total liabilities and stockholders’ equity	$146,723	$159,945

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2014 and March 31, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2014	2013

Operating loss, as reported per GAAP	$(4,713)	$(3,530)

Stock-based compensation (1)	1,125	1,596
Severance expense	728	—
Impairment loss (2)	2,914	—
National sales meeting	—	1,225
Adjusted non-GAAP operating income (loss)	$54	$(709)

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Non-cash impairment charge related to the Reno distribution center

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Number of business days	63	61	64	64	63

Average daily net sales	$1,098	$1,078	$1,066	$1,067	$1,067
Sequential quarter increase (decrease)	1.9%	1.1%	(0.1)%	—%	0.9%

Average active sales rep. count (1)	819	794	774	764	762
Period-end active sales rep. count	836	806	784	773	760

Sales per rep. per day	$1.341	$1.358	$1.377	$1.397	$1.400
Sequential quarter increase (decrease)	(1.3)%	(1.4)%	(1.4)%	(0.2)%	1.8%

Net sales	$69,204	$65,738	$68,235	$68,317	$67,213
Gross profit	41,278	39,627	41,220	40,634	39,814

Gross profit percentage	59.6%	60.3%	60.4%	59.5%	59.2%

Operating expenses
Selling, general & administrative expenses	$43,077	$40,101	$40,350	$40,835	$43,344
Other expenses, net (2)	2,914	2,528	—	—	—
	45,991	42,629	40,350	40,835	43,344

Operating income (loss)	$(4,713)	$(3,002)	$870	$(201)	$(3,530)

(1)    Average active sales representative count represents the average of the month-end sales representative counts

(2)
Three months ended March 31, 2014 includes a $2.9 million non-cash impairment charge related to the Reno distribution center. Three months ended December 31, 2013 includes $2.9 million expense related to the sublease of a portion of the Company's headquarters and a $0.4 million benefit related to the settlement of an employment tax matter.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665